                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                           --------------------------


                                 AMENDMENT NO. 2
                                       TO
                                  SCHEDULE 13D
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                                 (Rule 13d-101)

                           --------------------------


                               LENNAR CORPORATION
                                (Name of Issuer)

                           --------------------------


                     COMMON STOCK, PAR VALUE $0.10 PER SHARE
                         (Title of Class of Securities)

                           --------------------------

                                    526057104
                                 (CUSIP Number)

                           --------------------------

                            DAVID W. BERNSTEIN, ESQ.
                             CLIFFORD CHANCE US LLP
                                 200 PARK AVENUE
                            NEW YORK, NEW YORK 10166
                                 (212) 878-8000
                  (Name, Address and Telephone Number of Person
                Authorized to Receive Notices and Communications)

                           --------------------------


                                 APRIL 18, 2003
             (Date of event which requires filing of this statement)




If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box [ ].

                                Page 1 of 6 Pages
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CUSIP No.526057104                     13D                     Page 2 of 6 Pages
--------------------------------------------------------------------------------
    1.       NAME OF REPORTING PERSON
             S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON

             LMM FAMILY PARTNERSHIP, L.P.
--------------------------------------------------------------------------------
    2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                         (a) [X]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
    3.       SEC USE ONLY
--------------------------------------------------------------------------------
    4.       SOURCES OF FUNDS

             NOT APPLICABLE
--------------------------------------------------------------------------------
    5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)
                                                                             [ ]
--------------------------------------------------------------------------------
    6.       CITIZENSHIP OR PLACE OF ORGANIZATION

             DELAWARE
--------------------------------------------------------------------------------
                        7.  SOLE VOTING POWER
       NUMBER OF
         SHARES         --------------------------------------------------------
      BENEFICIALLY      8.  SHARED VOTING POWER
        OWNED BY
          EACH              0
       REPORTING        --------------------------------------------------------
      PERSON WITH
                        9.  SOLE DISPOSITIVE POWER

                        --------------------------------------------------------
                        10. SHARED DISPOSITIVE POWER

                            0
--------------------------------------------------------------------------------
    11.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             0
--------------------------------------------------------------------------------
    12.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
             SHARES                                                          [ ]
--------------------------------------------------------------------------------
    13.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

             0
--------------------------------------------------------------------------------
    14.      TYPE OF REPORTING PERSON

             PN
--------------------------------------------------------------------------------

CUSIP No.526057104                     13D                     Page 3 of 6 Pages
--------------------------------------------------------------------------------
    1.       NAME OF REPORTING PERSON
             S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON

             LMM FAMILY CORP.
--------------------------------------------------------------------------------
    2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                         (a) [X]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
    3.       SEC USE ONLY
--------------------------------------------------------------------------------
    4.       SOURCES OF FUNDS

             NOT APPLICABLE
--------------------------------------------------------------------------------
    5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)
                                                                             [ ]
--------------------------------------------------------------------------------
    6.       CITIZENSHIP OR PLACE OF ORGANIZATION

             DELAWARE
--------------------------------------------------------------------------------
                        7.  SOLE VOTING POWER
       NUMBER OF
         SHARES         --------------------------------------------------------
      BENEFICIALLY      8.  SHARED VOTING POWER
        OWNED BY
          EACH              0
       REPORTING        --------------------------------------------------------
      PERSON WITH
                        9.  SOLE DISPOSITIVE POWER

                        --------------------------------------------------------
                        10. SHARED DISPOSITIVE POWER

                            0
--------------------------------------------------------------------------------
    11.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             0
--------------------------------------------------------------------------------
    12.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
             SHARES                                                          [ ]
--------------------------------------------------------------------------------
    13.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

             0
--------------------------------------------------------------------------------
    14.      TYPE OF REPORTING PERSON

             CO
--------------------------------------------------------------------------------

CUSIP No.526057104                     13D                     Page 4 of 6 Pages
--------------------------------------------------------------------------------
    1.       NAME OF REPORTING PERSON
             S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON

             MARITAL TRUST I CREATED UNDER LEONARD MILLER AMENDED AND RESTATED REVOCABLE TRUST AGREEMENT DATED JUNE 8, 2001
--------------------------------------------------------------------------------
    2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                         (a) [X]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
    3.       SEC USE ONLY
--------------------------------------------------------------------------------
    4.       SOURCES OF FUNDS

             NOT APPLICABLE
--------------------------------------------------------------------------------
    5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)
                                                                             [ ]
--------------------------------------------------------------------------------
    6.       CITIZENSHIP OR PLACE OF ORGANIZATION


--------------------------------------------------------------------------------
                        7.  SOLE VOTING POWER
       NUMBER OF
         SHARES         --------------------------------------------------------
      BENEFICIALLY      8.  SHARED VOTING POWER
        OWNED BY
          EACH              0
       REPORTING        --------------------------------------------------------
      PERSON WITH
                        9.  SOLE DISPOSITIVE POWER

                        --------------------------------------------------------
                        10. SHARED DISPOSITIVE POWER

                            0
--------------------------------------------------------------------------------
    11.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             0
--------------------------------------------------------------------------------
    12.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
             SHARES                                                          [ ]
--------------------------------------------------------------------------------
    13.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

             0
--------------------------------------------------------------------------------
    14.      TYPE OF REPORTING PERSON

             OO
--------------------------------------------------------------------------------

This Amendment No. 2 amends and supplements the Schedule 13D filed with the Securities and Exchange Commission on November 12, 1997, as previously amended, by adding the following paragraph (e) to Item 5:


ITEM 5. INTEREST IN SECURITIES OF ISSUER.

         (e) Effective April 18, 2003, the Company's Certificate of Incorporation was amended to remove the right of holders of Class B common stock to convert that stock into Class A common stock (formerly called "Common Stock"). Therefore, effective April 18, 2003, each of LMM Family Partnership, L.P., LMM Family Corp. and Marital Trust I Created Under Leonard Miller Amended and Restated Revocable Trust Agreement Dated June 8, 2001, ceased to be the beneficial owner of any of the outstanding Class A common stock.

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                                    SIGNATURES

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: April 25, 2003




                                        MARITAL TRUST I UNDER
                                        LEONARD MILLER AMENDED
                                        AND RESTATED REVOCABLE
                                        TRUST AGREEMENT DATED
                                        JUNE 8, 2001


                                        By:   /s/ Stuart A. Miller
                                             -----------------------------------
                                             Stuart A. Miller, Trustee





                                        LMM FAMILY CORP.



                                        By:   /s/ Stuart A. Miller
                                            ------------------------------------
                                            Stuart A. Miller, President



                                        LMM FAMILY PARTNERSHIP, L.P.
                                            By: LMM FAMILY CORP., its general
                                                partner



                                        By:  /s/ Stuart A. Miller
                                            ------------------------------------
                                            Stuart A. Miller, President